Exhibit 10.2

THIRD OMNIBUS AMENDMENT AGREEMENT

THIS THIRD OMNIBUS AMENDMENT AGREEMENT, dated as of August 7, 2009 (this “Amendment”), is by and among BRAD FOOTE GEAR WORKS, INC. (f/k/a BFG Acquisition Corp.), an Illinois corporation (the “Borrower”), 1309 SOUTH CICERO AVENUE, LLC, a Delaware limited liability company (“1309”), 5100 NEVILLE ROAD, LLC, a Delaware limited liability company (“5100” and, together with 1309, the “Subsidiaries”) and BANK OF AMERICA, N.A., (f/k/a LaSalle Bank National Association, f/k/a LaSalle National Bank, f/k/a LaSalle Bank N.I.) (the “Lender”).

WHEREAS, the Borrower is party to (i) that certain Loan and Security Agreement, dated as of January 17, 1997 (as amended to date, the “Loan Agreement”; capitalized terms used herein, but not otherwise defined herein, shall have the meanings given them in (or by reference in) the Loan Agreement ), by and between the Borrower and the Lender, (ii) that certain Amended and Restated Renewal Revolving Note, dated as of December 9, 2008 (as amended or otherwise modified from time to time, the “Revolving Note”) in favor of the Lender, (iii) that certain Consolidated Term Note, dated as of February 1, 2006 (as amended or otherwise modified from time to time, the “Term Note”) in favor of the Lender, (iv) that certain Amended and Restated Equipment Line Note, dated as of November 10, 2006 (as amended or otherwise modified from time to time, the “Equipment Note”) in favor of the Lender and (v) that certain Equipment Line Note, dated as of June 30, 2007 (as amended or otherwise modified from time to time, the “Equipment Note No. 2”) in favor of the Lender;

WHEREAS, the Subsidiaries are party to that certain Term Note, dated as of January 31, 2008 (as amended or otherwise modified from time to time, the “Subsidiary Note”) and the Borrower has guaranteed the obligations of the Subsidiary Note pursuant to that certain Unconditional Guaranty, dated as of January 31, 2008 (as amended or otherwise modified from time to time, the “Subsidiary Guaranty”);

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree to amend the above referenced documents as follows:

SECTION 1.           AMENDMENTS TO LOAN AGREEMENT.  Effective as of the Amendment Effective Date (as hereinafter defined), the Loan Agreement shall be amended as follows:

1.1           Section 1.1 of the Loan Agreement shall be amended as follows:

(a)           The following definitions of “Intercompany Line of Credit” and “Total Revenue” shall be added in the appropriate alphabetical order:

“Intercompany Line of Credit” shall mean that certain subordinated, non-interest bearing, line of credit pursuant to which the Borrower may borrow from Parent, on a revolving basis, up to a maximum principal amount of $3,000,000.00, which shall be (i) subordinated to all present and future Indebtedness owed by the Borrower and/or the Guarantors to Lender in a manner satisfactory to the Lender and (ii) evidenced by a promissory note or other instrument, which shall be delivered to the Lender on or prior to August 13, 2009.

“Total Revenue” shall mean, for any period, the aggregate of all amounts which would be included as total revenue on the income statements of the Borrower for such period.

(b)           The definition of “Intercompany Debt” shall be amended by deleting the current definition and replacing the same in its entirety as follows”

“Intercompany Debt” shall mean all indebtedness owed by the Borrower to Affiliates, other than the Intercompany Line of Credit and Intercompany Trade Payables.

1.2           The final paragraph of Section 12 of the Loan Agreement shall be amended and restated in its entirety to read as follows:

“If Borrower shall at any time or times hereafter fail to obtain and/or maintain any of the policies of insurance required herein, or fail to pay any premium in whole or in part relating to such policies, after ten (10) days written notice to Borrower, the Lender may, but shall not be obligated to, obtain and/or cause to be maintained insurance coverage(s) required herein, and pay all or any part of the premium therefor, without waiving any default by Borrower; and any sums so disbursed shall be additional loans to Borrower by Lender payable on demand and such loans shall bear interest at ten percent (10%).  In the event of any loss or damage to any Collateral exceeding, individually or in the aggregate, $100,000.00 in value for any calendar year, Borrower will give immediate notice to the Lender and, in the case of any insured loss or damage, the Lender may make proof of loss if not made by Borrower within twenty (20) days after such occurrence.  In addition, the Lender shall have the right to settle and compromise any and all claims exceeding $100,000.00 under any of the policies required to be maintained by Borrower hereunder and Borrower hereby appoints the Lender as its attorney-in-fact with power to demand, receive, and receipt for all monies payable thereunder, to execute in the name of Borrower or the Lender or both any proof of loss, notice, draft or other instruments in connection with such policies or any loss thereunder and generally to do and perform any and all acts as Borrower, but for this appointment might or could perform.  If on the date of a loss, no Event of Default shall have occurred and be continuing, Borrower will be allowed to employ the insurance proceeds to restore any portion of the Collateral which has been damaged or destroyed.”

1.3           Section 13.1(f) of the Loan Agreement shall be amended and restated in its entirety to read as follows:

“(f)          The Borrower, 1309, 5100 or the Parent, as applicable, is the sole lawful owner of the Collateral.  The Borrower has the sole right and lawful authority to deliver this Agreement.  The Collateral and every part thereof is, and will hereafter remain, free and clear of all security interests, liens, attachments, levies, and encumbrances of every kind, nature and description, except the security interest of the Lender and Permitted Liens.  The Borrower and/or the applicable Guarantor will warrant and defend the Collateral against any claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Lender; and”

1.4           Section 13.1(m) of the Loan Agreement shall be amended and restated in its entirety to read as follows”

“(m)        All federal, state and local tax returns (including, but not limited to, income and payroll tax returns) and other reports required to be filed by or on behalf of the Borrower have been filed and all Charges that are due and payable have been paid;”

1.5           Sections 14.1(b) through (g) of the Loan Agreement shall be amended and restated in their entirety to read as follows:

“(b)         Limitation on Intercompany Debt, Intercompany Trade Payables and Intercompany Line of Credit.

(i)            All Intercompany Debt as of March 13, 2009 is set forth on Part 1 of Schedule 14.1(b) hereto.  Upon the incurrence of any additional Intercompany Debt, the Borrower shall promptly, and in any event within five (5) Business Days provide an updated Schedule 14.1(b), updating Part 1 hereof.  All Intercompany Debt shall be (A) subordinated to all present and future Indebtedness owed by the Borrower and/or the Guarantors to Lender in a manner satisfactory to the Lender and (B) evidenced by a promissory note or other instrument.

(ii)          All Intercompany Trade Payables as of February 28, 2009 are set forth on Part 2 of Schedule 14.1(b) hereto.  At no time shall the aggregate amount of outstanding Intercompany Trade Payables exceed $350,000 (without giving any effect to offset).

(iii)         The Borrower shall not permit indebtedness owing under the Intercompany Line of Credit to exceed at any time $3,000,000.

(c)           Subordinated Debt Payments.  Borrower will not make any payments on Subordinated Debt or on Intercompany Debt, other than non-cash payments of interest booked as capitalized interest by the Parent and Borrower in respect of the Intercompany Debt owed to the Parent.  So long as no Default or Event of Default has occurred, Borrower will be permitted to make payments of principal in respect to the Intercompany Line of Credit.

(d)           Senior Debt to EBITDA.  As of the end of each fiscal quarter set forth below, the Borrower shall maintain a ratio of Senior Debt to trailing twelve (12) month EBITDA of not greater than the ratio set forth below across from such period:

Period	Maximum Ratio

fiscal quarter ended March 31, 2009	3.4 to 1.0

fiscal quarter ended June 30, 2009	8.4 to 1.0

fiscal quarter ended September 30, 2009	7.25 to 1.0

fiscal quarter ended December 31, 2009 and each fiscal quarter thereafter	3.0 to 1.0

(e)           Cash Flow Coverage.  As of the end of each fiscal quarter set forth below, the Borrower shall maintain a Cash Flow Coverage of not less than the ratio set forth below across from such period:

Period	Minimum Ratio

fiscal quarter ended March 31, 2009	0.35 to 1.0

fiscal quarter ended June 30, 2009	N/A

fiscal quarter ended September 30, 2009	N/A

fiscal quarter ended December 31, 2009	N/A

fiscal quarter ended March 31, 2010 and each fiscal quarter thereafter	1.25 to 1.0

(f)            Minimum EBITDA.  As of the end of each calendar month set forth below, the Borrower shall maintain a minimum cumulative EBITDA commencing January 1 of the applicable calendar year and ending on the last day of such calendar month of not less than the amount set forth below across from such month in the applicable calendar year.

Period	Minimum EBITDA 2009	Minimum EBITDA 2010 and 2011

January	N/A	$1,046,000

February	N/A	$1,838,000

March	N/A	$2,571,000

April	N/A	$2,340,000

May	N/A	$3,312,000

June	N/A	$4,099,000

July	N/A	$4,940,000

August	N/A	$5,878,000

September	N/A	$6,982,000

October	N/A	$8,044,000

November	N/A	$8,835,000

December	N/A	$9,919,000

(g)             Minimum Cumulative Total Revenue.  As of the end of each calendar month set forth below, the Borrower shall maintain a minimum cumulative Total Revenue commencing July 1, 2009 and ending on the last day of such calendar month of not less than the amount set forth below across from such month:

Period	Minimum Cumulative Revenue

July 2009	$5, 425,000

August 2009	$9,850,000

September 2009	$14,120,000

October 2009	$19,400,000

November 2009	$24,425,000

December 2009	$29,600,000”

1.6           Section 15(g) of the Loan Agreement shall be amended and restated in its entirety to read as follows:

“(g)         There shall occur any uninsured damage to or loss, theft or destruction of any of the Collateral exceeding, individually or in the aggregate, $100,000 in any calendar year, other than losses incurred in the ordinary course as a result of defects caused in the manufacture or production of such Collateral; or”

SECTION 2.           AMENDMENT TO NOTES.  Notwithstanding any other provision of any of the Notes to the contrary, the Notes shall bear interest at a rate equal to the greater of (i) LIBOR plus five percent (5.00%) and (ii) seven percent (7.00%); provided, that for the purposes of clause (i) above, “LIBOR” shall be defined as the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Lender from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for U.S. dollar deposits in an amount comparable to the relevant Loan (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.

SECTION 3.           AMENDMENT TO SUBSIDIARY NOTE.  Notwithstanding any other provision of the Subsidiary Note to the contrary, the Subsidiary Note shall bear interest at a rate equal to the greater of (i) LIBOR plus five percent (5.00%) and (ii) seven percent (7.00%); provided, that for the purposes of clause (i) above, “LIBOR” shall be defined as the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Lender from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for U.S. dollar deposits in an amount comparable to the relevant Loan (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.

SECTION 4.           WAIVER.

4.1           The Lender hereby waives:

(a)           Any breach, Default or Event of Default arising from the Borrower’s failure, prior to the date hereof, to keep correct and accurate daily records of Inventory as required pursuant to Section 9.3 of the Loan Agreement;

(b)           Any breach, Default or Event of Default arising from the Borrower’s failure to timely deliver the updated Schedule 10.1 as required pursuant to the seventh paragraph of Section 10 of the Loan Agreement solely for the quarter ended June 30, 2009, but solely to the extent that such updated Schedule 10.1 for such period was delivered to the Lender on July 24, 2009;

(c)           Any breach, Default or Event of Default that may have occurred under Sections 12 and 15(g) of the Loan Agreement to the extent related solely to losses incurred in the ordinary course of business as a result of defects caused in the manufacture or production of such Inventory, but solely to the extent such breach or default would not have occurred under such Sections as amended hereby;

(d)           Any breach, Default or Event of Default arising from the Borrower’s delivery of financial statements as of and for the nine (9) month period ended September 30, 2007, which contained material misstatements, but solely to the extent that the restated financials for such period provided to the Lender prior to the date hereof are complete and correct in all material respects;

(e)           Any breach, Default or Event of Default that may have occurred, including under Sections 14.2(l) and 14.3(a) of the Loan Agreement, caused by the recordation of mechanics liens by Norcon, Inc., Cattaneo Electric Company, Soderlund Brothers, Inc., United Engineering, Inc., F.E. Moran, Inc. Fire Protection and related affiliates, E.W. Olson Roofing, Professionals Associated, Illinois Safety Fire Co., and Illinois Fire Extinguisher Co., Inc. d/b/a Illinois Fire and Safety Company against property of the Borrower or the failure of the Borrower to timely notify the Lender of such circumstances but solely to the extent that such Liens have been released and all related amounts have been paid in full by the Borrower; and

(f)            Any breach, Default or Event of Default arising from the Borrower’s failure to deliver the updated Schedule 14.1(b) as required pursuant to Section 14.1(b)(i) of the Loan Agreement in connection with the incurrence of any additional intercompany indebtedness that consisted of Intercompany Trade Payables, but solely to the extent that such incurred Intercompany Trade Payables were not otherwise in violation of Section 14.1(b)(ii).

(g)           Any breach, Default or Event of Default arising from the Borrower’s violation of the financial covenants set forth in (i) Section 14.1(d) of the Loan Agreement solely for the fiscal quarter ended June 30, 2009 and (ii) Section 14.1(f) of the Loan Agreement solely for the calendar month of June 2009 (each of the foregoing clauses (a), (b), (c), (d), (e), (f) and (g) collectively, the “Known Defaults”).

4.2           Consistent with the foregoing, nothing contained herein shall be deemed to be a waiver or abandonment of (i) any other Event of Default (whether presently or subsequently existing) other than the Known Defaults, including any such other Event of Default or breach that is of the same nature or type (or arises under the same provision of the Loan Agreement, Loan Documents or Subsidiary Loan Documents) as any of the Known Defaults, or (ii) any rights, powers and/or remedies presently or subsequently available to the Lender against the Borrower or any Guarantor (including any of its property) and/or any other Person or entity (including any of such Person’s or entity’s property) under the Loan Agreement, any of the Subsidiary Loan Documents or any of the other Loan Documents, applicable law or otherwise, relating to any matter other than solely with respect to the Known Defaults, each of which rights, powers or remedies is hereby specifically and expressly reserved.

SECTION 5.           CONDITIONS PRECEDENT.  This Amendment shall become effective on the date (the “Amendment Effective Date”) when the Lender shall have received the following:

5.1           Amendment.  This Amendment, duly executed by the parties hereto.

5.2           Amendment and Waiver Fee; Expenses.  Payment by the Borrower in immediately available funds of (i) a $35,000 amendment and waiver fee, (ii) all fees and expenses under the Loan Agreement accrued and unpaid through the date hereof and (iii) all reasonable fees and expenses required to be reimbursed or paid by the Borrower pursuant to Section 7.2 hereof.  For the avoidance of any doubt, the amendment and waiver fee payable pursuant to this Section 5.2 shall be in addition to, and shall not affect the amount or payment dates of, the extension fee set forth in Section 14.4 of the Loan Agreement.

5.3           Reaffirmation.  A Reaffirmation, substantially in the form attached hereto as Exhibit A, executed by the Parent, 1309 and 5100.

SECTION 6.           REPRESENTATIONS AND WARRANTIES.  To induce the Lender to enter into this Amendment, the Borrower and each Guarantor hereby represents and warrants to the Lender as follows:

6.1           Due Authorization, Non-Contravention, etc.  The execution, delivery and performance by the Borrower and each Guarantor of this Amendment are within such party’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, and do not

(a)           contravene such party’s organizational documents;

(b)           contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting such party; or

(c)           result in, or require the creation or imposition of, any Lien on any of the Borrower’s or any Guarantors’ properties, other than the Permitted Liens.

6.2           Government Approval, Regulation, etc.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Amendment.

6.3           Validity, etc.  This Amendment constitutes the legal, valid and binding obligation of the Borrower and each Guarantor enforceable in accordance with its terms.

6.4           Event of Default.  No Event of Default shall occur as a result of, or after giving effect to, this Amendment.

6.5           Acknowledgements.  The Borrower and each of the Guarantors acknowledge that the amount of principal owing with respect to the Indebtedness arising under the Loan Agreement, the Subsidiary Loan Documents or the other Loan Documents as of date of this Agreement is $19, 019,742.51.

Without in any manner limiting the generality of the release set forth in Section 7.5 hereof, the Borrower and the Guarantors hereby represent, warrant, covenant and agree that there exist no offsets, counterclaims or defenses to payment or performance of the obligations set forth in the Loan Agreement, the Subsidiary Loan Documents or the other Loan Documents and, in consideration hereof, expressly waive any and all such offsets, counterclaims and defenses arising out of any alleged acts, transactions or omissions on the part of the Lender arising (or otherwise relating to the period) on or prior to the Amendment Effective Date.

SECTION 7.           MISCELLANEOUS.

7.1           Continuing Effectiveness, etc.  This Amendment shall be deemed to be an amendment to the Loan Agreement, the Subsidiary Loan Documents and the other Loan Documents, each of which shall remain in full force and effect and is hereby ratified, approved and confirmed in each and every respect.  After the effectiveness of this Amendment in accordance with its terms, all references to the Loan Agreement, the Subsidiary Loan Documents and each Loan Document in the Loan Documents or the Subsidiary Loan Documents or in any other document, instrument, agreement or writing shall be deemed to refer to such document as amended hereby.

7.2           Payment of Costs and Expenses.  The Borrower agrees to pay on demand all expenses of the Lender (including the fees and out-of-pocket expenses of counsel to the Lender) in connection with the drafting, negotiation, execution, delivery and effectiveness of this Amendment.

7.3           Mayer Brown Expenses.  Without limiting the generality of Section 7.2, the Borrower agrees to pay, within ten (10) Business Days of receipt of an invoice, the fees and expenses of Mayer Brown LLP, counsel to the Lender, incurred in connection with the representation of the Lender in this matter.

7.4           General Loan Agreement Compliance.  All provisions of the Loan Agreement, the Subsidiary Loan Documents and the other Loan Documents (as expressly amended in Sections 1, 2 and 3) shall continue in full force and effect in accordance with the provisions thereof and the

Borrower and the Guarantors reaffirm all their agreements under the Loan Agreement, the Subsidiary Loan Documents and the other Loan Documents.  The Borrower and the Guarantors shall comply with the provisions of their respective Loan Documents and Subsidiary Loan Documents, including, without limitation, the timely payment of all scheduled principal and interest payments.

7.5           Release and Covenant Not to Sue.  In consideration of the agreements and understandings in this Agreement, the Borrower and each Guarantor jointly and severally, for itself and on behalf of the Borrower’s Derivative/Successor Persons, hereby knowingly and voluntarily, unconditionally and irrevocably, absolutely, finally and forever releases, acquits and discharges each Lender Released Party from any Claim relating in any manner whatsoever to any of the Loan Documents, including any transaction contemplated thereby or undertaken in connection therewith, or otherwise to the Borrower’s or Guarantors’ credit relationship with the Lender, which relates or may relate in any manner whatsoever to any facts, known or unknown, in existence on or at any time prior to the Amendment Effective Date (each a “Borrower-Related Claim”).

The Borrower and each Guarantor hereby knowingly and voluntarily, unconditionally and irrevocably, absolutely finally and forever covenants that it shall refrain, and further shall direct any Derivative/Successor Person to refrain, from commencing or otherwise prosecuting any action, suit or other proceeding of any kind, nature, character, or description, including in law or in equity, against any Lender Released Party on account of any Borrower-Related Claim.  Each Lender Released Party shall be entitled to enforce this covenant through specific performance.  In addition to any other liability which shall accrue upon the breach of this covenant, the breaching party (including, any Derivative/Successor Person of the Borrower or any Guarantor that commences or prosecutes any such action, suit or other proceeding) shall be liable to such Lender Released Party for all reasonable attorneys’ fees and costs incurred by such party in the defense of any such action, suit or other proceeding.

The following terms shall have the following definitions when used in this Section 7.5:

“Claims” shall mean, with respect to the Borrower and/or any Guarantor, any and all claims, counterclaims, actions, causes of action (including, any relating in any manner to any existing litigation or investigation), suits, obligations, controversies, defenses, debts, liens, contracts, agreements, covenants, promises, liabilities, damages, penalties, demands, threats, compensation, losses, costs, judgments, orders, interest, fee, or expense (including attorneys’ fees and expenses) or other similar items of any kind, type, nature, character or description, including, whether in law, equity or otherwise, whether now known or unknown, whether in contract or in tort, whether choate or inchoate, whether contingent or vested, whether liquidated or unliquidated, whether fixed or unfixed, whether matured or unmatured, whether suspected or unsuspected, and whether or not concealed, sealed or hidden, of any of the Borrowers and/or which may be asserted by the Borrower and/or any Guarantor, through the Borrower and/or any Guarantor or otherwise on the behalf of the Borrower and/or any Guarantor (including those which may be asserted on any derivative basis), which have existed at any time on or prior to the date hereof.

“Derivative/Successor Person” shall mean, with respect to the Borrower or any Guarantor, any person or other entity (including any former, current, or future employee, officer, agent, attorney, board member, shareholder, parent, subsidiary, partnership, joint venture, other affiliate, spouse, relative, heir, beneficiary, legal representative, creditor, successor or assign) that may assert or may attempt to assert any Claim by or otherwise belonging to the Borrower or any such Guarantor, through the Borrower or such Guarantor or otherwise on behalf of the Borrower or such Guarantor (including on any derivative basis).

“Lender Released Parties” shall mean the Lender and each of its former, current, and future subsidiaries, parents, partnerships, joint ventures, other affiliates, officers, directors, employees, attorneys, agents (including consultants), assigns, heirs, executors, administrators, predecessors, successors and assigns.

7.6           Severability.  Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

7.7           Headings.  The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.

7.8           Execution in Counterparts.  This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

7.9           Governing Law.  THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS (INCLUDING 735 ILCS SECTION 105/5-5), BUT OTHERWISE WITHOUT GIVING EFFECT TO ANY OF SUCH STATE’S CONFLICTS-OF-LAW PROVISIONS.

7.10         Successors and Assigns.  This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the undersigned have duly executed this Omnibus Amendment Agreement as of the date first set forth above.

BRAD FOOTE GEAR WORKS, INC.

By:	/s/ J. Cameron Drecoll
Name:	J. Cameron Drecoll
Title:	Chief Executive Officer

1309 SOUTH CICERO AVENUE, LLC

By:	/s/ Ralph Placzek
Name:	Ralph Placzek
Title:	Vice President of Finance and Treasurer

5100 NEVILLE ROAD, LLC

By:	/s/ Ralph Placzek
Name:	Ralph Placzek
Title:	Vice President of Finance and Treasurer

BANK OF AMERICA, N.A., as Lender

By:	/s/ Sandra H. Bennett
Name:	Sandra H. Bennett
Title:	Senior Vice President

S-2

EXHIBIT A
REAFFIRMATION

THIS REAFFIRMATION (this “Reaffirmation”) dated as of August     , 2009, is made by each of the undersigned (each, an “Undersigned”), in favor of the Lender (as defined below).

R E C I T A L S:

1.             Brad Foote Gear Works, Inc. (the “Borrower”) and Bank of America, N.A., as lender (in such capacity, the “Lender”) are parties to that certain Loan and Security Agreement, dated as of January 17, 1997 (as amended to date and in effect on the date hereof, the “Existing Loan Agreement”).

2.             The Borrower and the Lender have agreed to amend the Existing Loan Agreement pursuant to that certain Third Omnibus Amendment Agreement (the “Omnibus Amendment Agreement”) of even date herewith (the Existing Loan Agreement, as amended by the Omnibus Amendment Agreement, and as such may be further amended, modified, restated or supplemented from time to time, the “Loan Agreement”).

3.             Each of the Undersigned is party to one or more Loan Documents (collectively, the “Reaffirmed Documents”) relating to the Loan Agreement.

4.             It is a condition precedent to the occurrence of the Amendment Effective Date (as defined in the Omnibus Amendment Agreement) that each of the Undersigned execute and deliver this Reaffirmation.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lender to enter into the Omnibus Amendment Agreement, each Undersigned agrees, for the benefit of the Lender, as follows:

ARTICLE I.
DEFINITIONS

Capitalized terms used herein that are defined in the Loan Agreement shall have the same meanings when used herein unless otherwise defined herein.

ARTICLE II.
REAFFIRMATION

Each Reaffirmed Document remains in full force and effect and is hereby ratified and confirmed, and from and after the date hereof, each reference that appears in any of the Reaffirmed Documents to the Existing Loan Agreement shall be deemed to be a reference to the Loan Agreement.

A-1

ARTICLE III.
MISCELLANEOUS PROVISIONS

SECTION 3.1.  Loan Document.  This Reaffirmation is a Loan Document executed pursuant to the Loan Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

SECTION 3.2.  Severability.  Any provision of this Reaffirmation which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Reaffirmation or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 3.3.  Headings.  The various headings of this reaffirmation are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.

SECTION 3.4.  Execution in Counterparts.  This Reaffirmation may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

SECTION 3.5  Governing Law.  THIS REAFFIRMATION SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS (INCLUDING 735 ILCS SECTION 105/5-5), BUT OTHERWISE WITHOUT GIVING EFFECT TO ANY OF SUCH STATE’S CONFLICTS-OF-LAW PROVISIONS.

SECTION 3.6  Successors and Assigns.  This Reaffirmation shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties hereto, by their officers duly authorized, have caused this Reaffirmation to be duly executed and delivered as of the date first above written.

BROADWIND ENERGY, INC.

By:
Name:
Title:

1309 SOUTH CICERO AVENUE, LLC

By:
Name:
Title:

5100 NEVILLE ROAD, LLC

By:
Name:
Title: